Exhibit 99.1

Press Release

CHELSEA THERAPEUTICS PRICES PUBLIC OFFERING OF COMMON STOCK

Charlotte, NC, January 6, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced today that it has priced an underwritten public offering of 4,338,500 shares of its common stock at a price of $4.75 per share. Net proceeds after underwriting discounts and commissions and expenses will be approximately $19.2 million. The company also has granted the underwriters a 30-day option to purchase up to an additional 650,775 shares to cover over-allotments, if any, which would result in additional net proceeds of approximately $2.9 million, if exercised in full. The offering is expected to close on or about January 11, 2012, subject to satisfaction of customary closing conditions.

Leerink Swann LLC is acting as the sole book-running manager for the offering. Needham & Company, LLC and Roth Capital Partners, LLC are acting as the co-managers of the offering.

The securities described above are being offered by Chelsea pursuant to registration statements on Form S-3 previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. A preliminary prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission, and a final prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. The offering may be made only by means of a prospectus, and copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Prospectus Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, by telephone at 617-918-4814, or by facsimile at 617-918-4914.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including Northera™ (droxidopa), an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the completion of the public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K/A.

Press Release

Investors: Kathryn McNeil Chelsea Therapeutics 704-973-4231 mcneil@chelseatherapeutics.com	Media: Lauren Tortorete Hill & Knowlton 212-885-0348 lauren.tortorete@hillandknowlton.com